Exhibit 23.1

Independent Accountants' Consent

The Board of Directors and Stockholders

Summit Bank Corporation:

We consent to incorporation by reference in the registration statement (No. 33-29199) on Form S-8 of Summit Bank Corporation of our report dated January 11, 2002, relating to the consolidated balance sheets of Summit Bank Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001 annual report on Form 10-K of Summit Bank Corporation.

/s/ KPMG LLP

Atlanta, Georgia

March 29, 2002